                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 23, 2000

                   __________WORLDPAGES.COM, INC.____________
             (Exact name of registrant as specified in its charter)

  Delaware                        001-13875                    76-0549396
-----------------------    -----------------------    --------------------------
  (State or other        (Commission File Number)         (IRS Employer
jurisdiction of                                         Identification  No.)
incorporation)

390 S. WOODS MILL ROAD, SUITE 260, ST. LOUIS, MISSOURI                 63017
--------------------------------------------------------         ---------------
    (Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code (314) 205-8668

                       ADVANCED COMMUNICATIONS GROUP,INC.
               ---------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 2.           ACQUISITION OF ASSETS

     On February 23, 2000, WorldPages.com, Inc. (formerly known as Advanced Communications Group, Inc.) ("WorldPages") closed the acquisitions of all of the issued and outstanding capital stock of YPtel Corporation ("YPtel"), Web YP, Inc. ("Web YP") and Big Stuff, Inc. ("Big Stuff"). The acquisitions were consummated in connection with the implementation of a change in WorldPages' business focus, strategy and direction.

     Pursuant to the Amended and Restated YPtel Agreement dated as of October 26, 1999, WorldPages acquired YPtel by issuing the YPtel stockholders an aggregate of 15,000,000 shares of WorldPages common stock, having an agreed upon value of $5.50 per share. WorldPages acquired YPtel from its stockholders, which ultimately consisted primarily of Canadian investors, Barbadian trusts and certain United States investors. YPtel, through a wholly-owned subsidiary, is one of the ten largest independent publishers of yellow pages directories in the United States, producing 17 directories in four states.

     Pursuant to the Amended and Restated Web YP Agreement dated as of October 26, 1999, WorldPages acquired Web YP by issuing to the Web YP stockholders, consisting of Messrs. Richard O'Neal and Richard L. Reid and certain other United States investors, an aggregate of 3,090,909 shares of WorldPages common stock, having an agreed upon value of $5.50 per share. Web YP and Big Stuff are affiliated companies, sharing common ownership, management, marketing and administrative staffing. Big Stuff designs and produces websites, which are marketed to Web YP's network of yellow and white pages publishers. The websites are subsequently hosted by Web YP. Web YP then features the customer in the WorldPages.com website directory and promotes the websites to many of the major search engines.

     Pursuant to the Amended and Restated Big Stuff Agreement dated as of October 26, 1999, WorldPages acquired Big Stuff by issuing to the Big Stuff stockholders, consisting of Messrs. O'Neal and Reid, an aggregate of 1,454,545 shares of WorldPages common stock, having an agreed upon value of $5.50.

     In connection with implementing the change in business focus, strategy and direction, WorldPages issued 2,863,637 shares of WorldPages common stock, having an agreed upon value of $5.50 per share, in redemption of principal and interest on indebtedness in the form of 5% subordinated promissory notes owed by WorldPages to the former stockholders of Great Western Directories, Inc., a wholly-owned subsidiary of WorldPages, in the principal amount of $15,000,000. WorldPages also issued 1,090,909 shares of WorldPages common stock, having an agreed upon value of $5.50 per share, in exchange for the cancellation of $6.0 million in indebtedness owed by Web YP and Big Stuff to Messrs. O'Neal and Reid.

     Also in connection with implementing the foregoing, WorldPages granted options and warrants to purchase WorldPages common stock. WorldPages granted four former directors and one former officer of YPtel warrants to purchase, in the aggregate, 75,000 shares of WorldPages common stock. These warrants were granted to replace YPtel employee stock options. WorldPages granted five YPtel employees options to purchase, in the aggregate, 186,281 shares of WorldPages common stock. These options were granted to replace YPtel employee stock options. WorldPages also granted Messrs. Robert F. Benton and Rod K. Cutsinger, two current WorldPages non-employee directors, and Mr. Marvin C. Moses, a former WorldPages non-employee director, warrants to purchase, in the aggregate, 90,000 shares of WorldPages common stock. These warrants were granted as compensation for negotiating the YPtel, Web YP and Big Stuff acquisition agreements.

     As a result of the acquisitions and related transactions, Mr. Richard O'Neal, WorldPages' chairman and chief executive officer and a former significant stockholder of Web YP and Big Stuff, acquired 4,226,018 additional shares of WorldPages common stock, having a market value of $15.6875 per share, or an aggregate of $66.3 million, as of the closing date. Mr. O'Neal's ownership was increased from 4.4% to approximately 11.6%.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of Business Acquired

         The financial statements required for certain of the acquired companies for the periods specified in Section 3.05(b) of Regulation S-X, prepared pursuant to Regulation S-X but without supporting schedules, will be filed, together with any required accountants' reports, within 60 days after March 9, 2000.

         (b)      Pro Forma Financial Information

         The pro forma financial information that would be required pursuant to Article 11 of Regulation S-X will be filed within 60 days after March 9, 2000.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    WORLDPAGES.COM, INC.


                                    By:   /S/ MICHAEL A. PRUSS
                                          ----------------------------------
                                          Michael A. Pruss
                                          Vice President and
                                          Chief Financial Officer

Date:    March 9, 2000

                                  EXHIBIT INDEX

         These Exhibits are numbered in accordance with the Exhibit Table of
Item 601 of Regulation S-K:


Exhibit No.    Description
-----------    -----------
1              Omitted - Inapplicable.
2              Exhibits  2(b), 2(c) and 2(d), filed as exhibits to the
                         Form 8-K dated November 19, 1999 and filed on
                         December 6, 1999, are incorporated herein by
                         reference, each in its entirety.
4              Omitted - Inapplicable.
16             Omitted - Inapplicable.
17             Omitted - Inapplicable.
20             Omitted - Inapplicable.
23             Omitted - Inapplicable.
24             Omitted - Inapplicable.
27             Omitted - Inapplicable.